As filed with the Securities and Exchange Commission on June 5, 2007

Registration No. 333-[______]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

____________________________

BUNGE LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	98-0231912
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

50 Main Street

White Plains, NY 10606

(Address of principal executive offices, including zip code)

_____________________________

BUNGE LIMITED 2007 NON-EMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN

(Full title of the plan)

Carla L. Heiss

Assistant General Counsel

Bunge Limited

50 Main Street

White Plains, NY 10606

(914) 684-2800

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Common Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Shares, par value $0.01 per share	16,500 583,500	$78.13 $77.60	$1,289,145 $45,279,600	$39.58 $1,390.08
Total	600,000	$77.87	$46,568,745	$1,429.66
Series A Preference Share Purchase Rights(3)	N/A	N/A	N/A	N/A

(1)     Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional common shares of Bunge Limited (the “Registrant”), par value $0.01 (the “Common Shares”) that have been issued or may become issuable under the Registrant’s 2007 Non-Employee Directors Equity Incentive Plan (the “Plan”) in the event of certain changes in the issued and outstanding Common Shares, including, by reason of any mergers, amalgamations, stock dividends, bonus issues, stock splits, subdivisions, recapitalizations or any other similar transactions or similar transactions effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Common Shares.

(2)     Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of determining the registration fee. Estimates are based on the average of the high and low prices of the Common Shares reported on the New York Stock Exchange (“NYSE”), consolidated reporting system, on May 30, 2007, except that 16,500 Common Shares subject to Deferred Stock Units have been granted under the Plan at a fixed price of $78.13, the closing price of the Common Shares reported on the NYSE on May 25, 2007.

(3)     Represents a right of the holder of each Common Share to purchase a fraction of a Series A Preference Share of the Registrant. No value is attributable to a right.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*
Item 2.	Registrant Information and Employee Plan Annual Information.*

_________________________

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that the Registrant has filed with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by the Registrant with the Commission on March 1, 2007;
(b)	The Registrant’s Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2006, filed by the Registrant with the Commission on April 6, 2007;
(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed by the Registrant with the Commission on May 10, 2007;
(d)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on April 3, 2007, April 26, 2007 and May 31, 2007.
(e)

The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 333-65026), filed by the Registrant with the Commission on July 30, 2001 (the “Form 8-A”), except to the extent that such description has been superseded by the description set forth in the (i) Registration Statement on Form F-1, as amended (Registration No. 33-181322), filed by the Registrant with the Commission on March 8, 2002 and (ii) Registration Statement on Form F-3, as amended (Registration No. 333-114973), filed by the Registrant with the Commission on May 14, 2004.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Bermuda exempted company. Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favour or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The Registrant has adopted provisions in its bye-laws that provide that the Registrant shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Registrant’s bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Registrant, against any of the Registrant’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided such rights do not extend to his or her fraud or dishonesty.

Section 98A of the Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors, secretaries and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.
(a)	The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)         to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in White Plains, New York as of June 5, 2007.

BUNGE LIMITED

By:	/s/ Alberto Weisser
	Name:	Alberto Weisser
	Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby authorizes Alberto Weisser, Andrew J. Burke and Karen Roebuck, as attorney-in-fact and agent jointly and severally, each with full powers of substitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, and to file the Registration Statement on Form S-8 (or such other Form as may be appropriate) in connection with the registration of Common Shares of the Registrant and any and all amendments (including post-effective amendments) to the Registration Statement with the Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed as of June 5, 2007 by the following persons in the capacities indicated.

Name and Signature	Capacity

Chief Executive Officer and Chairman of the
/s/ Alberto Weisser	Board of Directors
Alberto Weisser	(Principal Executive Officer)

Chief Financial Officer
/s/ Andrew J. Burke	(Principal Financial Officer)
Andrew J. Burke

Controller
/s/ Karen Roebuck	(Principal Accounting Officer)
Karen Roebuck

/s/ Jorge Born, Jr.	Deputy Chairman of the Board of Directors
Jorge Born, Jr.

/s/ Ernest G. Bachrach	Director
Ernest G. Bachrach

/s/ Enrique H. Boilini	Director
Enrique H. Boilini

/s/ Michael H. Bulkin	Director
Michael H. Bulkin

/s/ Octavio Caraballo	Director
Octavio Caraballo

/s/ Francis Coppinger	Director
Francis Coppinger

/s/ Bernard de La Tour d’Auvergne Lauraguais	Director
Bernard de La Tour d’Auvergne Lauraguais

/s/ William Engels	Director
William Engels

/s/ Paul H. Hatfield	Director
Paul H. Hatfield

/s/ J. Patrick Lupo	Director
J. Patrick Lupo

/s/ Larry G. Pillard	Director
Larry G. Pillard

EXHIBIT INDEX

Exhibit Number	Description

4.1

Memorandum of Association of the Registrant (previously filed as an exhibit to the Registration Statement on Form F-1 (Registration No. 333-65026), filed by the Registrant with the Commission on July 13, 2001 and incorporated herein by reference).

4.2

Registrant’s Bye-laws (Amended as of May 26, 2006) (previously filed as an exhibit to the Registration Statement on Form S-3ASR (Registration No. 333-138662), filed by the Registrant with the Commission on November 11, 2006 and incorporated herein by reference).

4.3

Bunge Limited 2007 Non-Employee Directors Equity Incentive Plan (previously filed as Appendix B to the Registrant’s Proxy Statement on Schedule 14A, filed by the Registrant with the Commission on April 16, 2007 and incorporated herein by reference).

4.5

Amended and Restated Rights Plan, dated as of May 30, 2003, between Bunge Limited and Mellon Investor Services LLC, as Rights Agent, (previously filed as an exhibit to the Registrant’s Form 20-F, filed by the Registrant with the Commission on March 15, 2004 and incorporated herein by reference).

*5.1	Opinion of Conyers Dill & Pearman as to the legality of the shares being registered.

*23.1	Consent of Deloitte & Touche LLP, independent auditors of the Registrant.

*23.2	Consent of Conyers Dill & Pearman (contained in their opinion filed as Exhibit 5.1 herein).

*24	Powers of Attorney (included on signature pages).

* Filed herewith.